CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                           TOP DOLLAR REALTY, INC.

     We the undersigned, Michael D. Haynes, President and Andrew W. Berney, Secretary of Top Dollar Realty, Inc. do hereby certify:

     That the board of Directors of said corporation at a meeting duly convened and held on the 10th day of November, 1993, adopted a resolution to amend the original articles as follows:

     Article IV is hereby amended to read as follows:

     The amount of total authorized capital stock of this corporation is 50,000,000 shares of common stock having a par value of $0.001 per share, said stock being non-assessable.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 100%; that the said change(s) and amendment has been consented to and approved by a majority of each class of stock outstanding and entitled to vote thereon.




                                          /S/ Michael D. Haynes, President
                                              -----------------------------
                                              President or Vice President



                                          /S/ Andrew W. Berney, Secretary
                                              ----------------------------
                                              Secretary or Assistant Secretary